AMENDED AND RESTATED EXHIBIT A – FUNDS AND MANAGEMENT FEES

Pursuant to Section 7(a) of the Management Agreement, the Trust shall pay to NTI a fee at the annual rate calculated as a percentage of each Fund’s assets as set forth below:

Fund	Fee Rate (%)
	First $1.5 Billion	Next $1 Billion	Over $2.5 Billion
Fixed Income	0.43%	0.417%	0.404%
High Yield Fixed Income	0.79%	0.766%	0.743%
Limited Term U.S. Government Fund	0.38%	0.369%	0.358%
Tax-Advantaged Ultra-Short Fixed Income	0.23%	0.223%	0.216%
Ultra-Short Fixed Income	0.23%	0.223%	0.216%
U.S. Government	0.38%	0.369%	0.358%
Limited Term Tax-Exempt Fund	0.43%	0.417%	0.404%
Arizona Tax-Exempt	0.43%	0.417%	0.404%
California Intermediate Tax-Exempt	0.43%	0.417%	0.404%
California Tax-Exempt	0.43%	0.417%	0.404%
High Yield Municipal	0.56%	0.543%	0.527%
Intermediate Tax-Exempt	0.43%	0.417%	0.404%
Tax-Exempt	0.43%	0.417%	0.404%
Core Bond	0.38%	0.369%	0.358%
Short Bond	0.38%	0.369%	0.358%

Fund	Fee Rate (%)
Income Equity	0.46%
U.S. Government Money Market	0.33%
U.S. Government Select Money Market	0.33%
Stock Index	0.08%
Small Cap Index	0.13%
Mid Cap Index	0.13%
Bond Index	0.13%
U.S. Treasury Index	0.13%
International Equity Index	0.18%
Emerging Markets Equity Index	0.21%
Global Sustainability Index	0.18%
Global Real Estate Index	0.40%
Global Tactical Asset Allocation	0.23%
Large Cap Core	0.44%
Small Cap Value	0.95%
Small Cap Core	0.47%
Large Cap Value	0.53%
International Equity	0.47%
U.S. Quality ESG Fund	0.37%
International Quality ESG Fund	0.47%

Effective: July 29, 2022

NORTHERN FUNDS	NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Randal Rein	By:	/s/ Peter Ewing

Name: Randal Rein	Name: Peter K. Ewing
Title: Treasurer	Title: Senior Vice President
Date: May 19, 2022	Date: May 19, 2022